Exhibit 3.2

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A NEVADA CORPORATION UNDER THE NAME OF “VAPOR CORP.” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF DECEMBER, A.D. 2013, AT 11:24 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF CONVERSION IS THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2013.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5455438 8100V	AUTHENTICATION: 1010166
131471990
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 12-24-13

State of Delaware Secretary of State Division of Corporations Delivered 11:12 AM 12/24/2013 FILED 11:24 AM 12/24/2013 SRV 131471990 - 5455438 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the Non-Delaware Corporation first formed is the State of Nevada.

2.	The jurisdiction immediately prior to filing this Certificate of Conversion is the State of Nevada.

3.	The date the Non-Delaware Corporation first formed is July 17, 1985.

4.	The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Conversion is Vapor Corp.

5.	The name of the Corporation as set forth in the Certificate of Incorporation is Vapor Corp.

6.	This Certificate of Conversion shall be effective at 12:01 a.m. on December 31, 2013.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate of Conversion on this 24th day of December, 2013.

By:	/s/ Harlan Press
Harlan Press
Chief Financial Officer